Exhibit 10.4

FORM OF RESTRICTED SHARE AWARD AGREEMENT

This Restricted Share Award Agreement (this “Agreement”) by and between Chambers Street Properties, a Maryland real estate investment trust (the “Company”) and             (the “Grantee”), dated the             day of             , 2012 (the “Award Date”).

WHEREAS, the Company maintains the Amended and Restated 2004 Equity Incentive Plan (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, under the Plan the Company may grant awards to its employees, trustees and other persons who provide significant services to the Company;

WHEREAS, the Company has retained Grantee as its [            ] pursuant to the Executive Employment Agreement, entered into on [__] between the Company and the Grantee (the “Employment Agreement”);

WHEREAS, the Grantee is an employee of the Company, and performs services for the Company; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) has determined that it is in the best interests of the Company and its shareholders to grant common shares of beneficial interest, par value $0.01 per share, of the Company (the “Shares”) to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Grant of Shares.

The Company hereby grants the Grantee             Shares (the “Restricted Share Award”), subject to the following terms and conditions and subject to the provisions of the Plan. The Plan is hereby incorporated herein by reference as though set forth herein in its entirety. The Grantee hereby accepts the Shares on such terms and conditions.

2. Vesting and Forfeiture.

(a) General Vesting Rule. Grantee’s interest in his or her Restricted Share Award (rounding down to the nearest whole share) will vest and become nonforfeitable as follows: One third of the Shares subject to this Restricted Share Award will vest and become nonforfeitable on each anniversary of the Award Date until the Grantee becomes fully vested in all Shares subject to this Agreement provided (i) Grantee has signed this Agreement and (ii) Grantee has remained continuously employed by the Company from the Award Date through the respective anniversary of the Award Date.

(b) Accelerated Vesting in the Event of Termination in Certain Circumstances. The provisions of Sections 6.3(iii) and 6.3(iv) of the Plan shall not apply to this Restricted Share Award. In the event that Grantee’s employment with the Company terminates, the Shares subject to this Restricted Share Award shall be subject to accelerated vesting to the extent, and only to the extent, set forth in the Employment Agreement.

(c) Forfeiture. Except as set forth in Section 2(b) hereof, if Grantee’s employment with the Company terminates for any reason before his or her interest in all of the Shares subject to this Restricted Share Award have become vested and nonforfeitable under this Section 2, then Grantee shall forfeit his or her right to receive all such Shares subject to this Restricted Share Award which have not become so vested and nonforfeitable before the date his or her employment terminates.

3. Section 83(b) Election. If the grant of the Shares would not be taxable under the provisions of Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of the forfeiture and restriction on transferability provisions contained herein, then the Grantee shall be authorized, in the Grantee’s discretion, to make an election to be taxed on the grant of the Shares under Section 83(b) of the Code. To effect any such election, the Grantee shall timely file an appropriate election with the Internal Revenue Service and shall in accordance with applicable Treasury Regulations submit a copy of the election to the Company as filed within thirty (30) days after the grant of the Shares. The Company’s copy of the election shall be sent to the Committee at Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, NJ 08542, Attention: Chief Executive Officer.

THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, IN THE EVENT THAT THE GRANTEE DESIRES TO MAKE THE ELECTION.

4. Withholding Taxes. The Grantee acknowledges that he or she generally will be required to recognize income for federal, state and/or local income tax purposes upon the vesting of the Shares (or upon the grant of the Shares, if the Grantee makes an election with respect to the Shares pursuant to Section 83(b) of the Code, as more fully described in Section 3 hereof), and that such income generally will be subject to withholding of tax by the Company (the “Tax”). The Grantee may choose to make payment of the applicable Tax withholdings by 1) a cash payment and thereby receive the total number of shares vested, or 2) a reduction in stock having a Fair Market Value equivalent to the applicable Tax withholding liability.

5. Voting Rights; Dividends; Capital Changes. The Grantee shall have the full power to vote all of the Shares (including any unvested Shares) from time to time and shall be entitled to receive all dividends declared upon any of the Shares (including any unvested Shares) from time to time (net of all applicable withholding taxes). All shares of capital stock or other securities issued with respect to any of the Shares or in substitution thereof, whether by the Company or by another issuer, shall be subject to all of the terms of this Agreement and may be forfeited to the Company under Section 2 hereof under the same circumstances as the Shares with respect to, or in substitution for, which they were issued.

Any cash dividends to which the Grantee may become entitled, with respect to a Share, may, at the election of the Grantee, and subject to withholding of tax by the Company, be used to purchase additional Shares under, and subject to the terms and conditions of, the Company’s Second Amended and Restated Dividend Reinvestment Plan.

6. No Rights to Employment. Neither this Agreement nor the Plan shall confer upon the Grantee any rights of employment with the Company, including, without limitation, any right to continue in the employ of the Company, or shall affect the right of the Company to terminate the employment of the Grantee at any time, with or without cause.

7. Nontransferable. No rights under this Restricted Share Award shall be transferable by Grantee except (i) by will or the laws of descent and distribution of the state wherein the Grantee is domiciled at the time of his death or (ii) as the Committee may otherwise approve in writing in its sole discretion.

8. Miscellaneous.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret the Plan and this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this Agreement or the administration or interpretation thereof. In the event of any dispute or disagreement as to interpretation of the Plan or this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this Agreement, the decision of the Committee, shall be final and binding upon all persons.

(c) All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 8(c).

(d) The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(e) This Agreement (including the Plan) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(f) This Agreement and all terms and conditions hereof shall be binding upon the parties hereto, and their successors, heirs, legatees and legal representatives.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

CHAMBERS STREET PROPERTIES

By:
Name:
Title:

[Grantee’s Name]